Exhibit 5.27

CONSENT OF A. DOUCETTE

The undersigned hereby consents to the use of their report(s), and the information derived therefrom, as well as the reference to their name, in each case where used or incorporated by reference in the Registration Statement on Form F-10 of IAMGOLD Corporation.

/s/ Adam Doucette
By:	Adam Doucette, P. Eng.
Former Chief Engineer at Rosebel Gold Mines
IAMGOLD Corporation

Dated: May 15, 2020